Exhibit 99.6

TRANS-LUX CORPORATION

NOMINEE HOLDER CERTIFICATION

The undersigned, a bank, broker, trustee, depositary or other nominee holding non-transferable subscription rights (the “Rights”) to purchase shares of common stock, par value $0.001 per share (the “Common Stock”), of Trans-Lux Corporation (the “Company”) pursuant to the rights offering (the “Rights Offering”) described in the Company’s prospectus dated February 5, 2019 (the “Prospectus”), hereby certifies to the Company and to Continental Stock Transfer & Trust Company, as subscription agent for the Rights Offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), on the terms and subject to the conditions set forth in the Prospectus, the number of Rights specified below to purchase the number of shares of Common Stock specified below pursuant to the Basic Subscription Right (as defined in the Prospectus) and, on behalf of beneficial owners of Rights who have subscribed for the purchase of additional shares of Common Stock pursuant to the Over-Subscription Right (as defined in the Prospectus), the number of shares specified below pursuant to the Over-Subscription Right, listing separately below each such exercised Basic Subscription Right and the corresponding Over-Subscription Right (without identifying any such beneficial owner by name), and (2) to the extent a beneficial owner has elected to subscribe for shares of Common Stock pursuant to the Over-Subscription Right, each such beneficial owner’s Basic Subscription Right has been timely exercised in full.

	Number of Rights Held	Number of Rights Exercised	Number of Shares Subscribed for Pursuant to Basic Subscription Rights	Number of Shares Subscribed for Pursuant to Over-Subscription Rights
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

Provide the following information if applicable:

Name of Nominee Holder		DTC Participant Number

By:
	Name:	DTC Subscription Confirmation Numbers
Title:
Phone Number:
	Fax Number:	Dated